Exhibit 99.01 -- Text of Public Release by the Company Announcing Election of Vanessa L. Allen Sutherland as a Director

Eastman Board Elects New Director

KINGSPORT, Tenn., Feb. 1, 2021 – The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Vanessa L. Allen Sutherland as a director. Ms. Allen Sutherland is Executive Vice President and Chief Legal Officer of Norfolk Southern Corporation, a major transporter of industrial products. In addition to her corporate role at Norfolk Southern, Ms. Allen Sutherland has been elected to the board of Southern Company Gas, a subsidiary of Southern Company, effective Feb. 16, 2021.

“We are pleased to welcome Vanessa to Eastman’s Board of Directors. With more than 25 years of experience in both government and industry, Vanessa brings a deep understanding of environmental and regulatory compliance, public policy and crisis management,” said Mark Costa, Board Chair and CEO. “I look forward to adding Vanessa’s diverse skills and perspectives to our board as we continue our transformation to a leading material innovation company.”

Before joining Norfolk Southern in 2018, Ms. Allen Sutherland, 49, was appointed by President Obama as Chair and CEO of the U.S. Chemical Safety and Hazard Investigation Board. Prior to that, she served as a presidentially appointed Chief Counsel to the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration. Before her public service, Ms. Allen Sutherland gained extensive industry experience, having served as senior counsel for Altria Client Services, Inc. and for Phillip Morris International Inc. Earlier in her career, she served as vice president and deputy general counsel, Digex, Inc., a subsidiary of MCI Telecommunications Corporation.

Ms. Allen Sutherland received a B.A. in political science and art history from Drew University. She received her J.D. and MBA from American University.

Founded in 1920, Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2020 revenues of approximately $8.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

Contacts:
Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com